UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended:

July 31, 2020

Cocannco, Inc.

(Exact name of issuer as specified in its charter)

Colorado

(Jurisdiction of incorporation or organization)

84-2351885

(I.R.S. Employer Identification Number)

1817 Maryal Drive, Suite 100

Sacramento, CA 95864

(Address of principal executive offices)

(916) 905-1488

(Registrant's telephone number, including area code)

50,000,000 Shares of Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words "believe," "estimate," "could", "expect," "anticipate," "intend," "may", "plan," "seek," "may," and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, our actual performance, results and achievements or outcomes could differ materially from those set forth in the forward-looking statements. These factors include, among other things:

•Our lack of operating history on which to judge our business prospects and management;

•Our ability to raise capital and the availability of future financing;

•Our ability to compete in a highly competitive and evolving industry;

•Our ability to protect our intellectual property;

•Adverse federal, state, and local government regulation and taxation, rendering it difficult for us to monetize our products and services;

•Our ability to protect against and avoid criminal prosecution and civil liability in the U.S., given the illegal status of cannabis under U.S. federal law;

•Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could harm our financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital.

You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. Business

Overview

The Company was originally incorporated in the State of Colorado on July 11, 2019

The address of our web site is www.cocannco.com. The information at our web site is for general information and marketing purposes and is not part of this report for purposes of liability for disclosures under the federal securities laws.

Cocannco Inc. is a business accelerator focused exclusively on the cannabis space. Our mission is to invest in innovators by providing funding and development to companies that we believe to be the future faces of legal cannabis. We exist to solve the biggest problem we see within the market: cannabis companies’ lack of access to capital.

The Company actively seeks out relationships with proven cannabis companies ready to scale and then help them achieve their ambitions. Our portfolio will be made up of companies that already have proven profit models and potential for scalability. We are committed to accelerating the success of the companies we invest in, and in turn, increasing our shareholder value.

Our Company has contracted Plexus Media, a data-driven investor marketing firm specializing in generating awareness and attracting potential retail investors in the cannabis sector, to assist our fundraising and media campaigns.

Currently we are under agreement, subject to successful due diligence and closing, to acquire 100% of TotaLeaf Inc., a start-up incubator licensed to manufacture and distribute cannabis in California. TotaLeaf’s model allows cannabis entrepreneurs to overcome the high-costs and expensive licensing requirements normally needed to enter the cannabis manufacturing market. Successful brands can then rapidly scale using TotaLeaf’s distribution services.

We also will pursue a joint venture to develop an easy-to-use B2B online software platform that aggregates the buying power of independent cannabis operators. The software will operate as an order processing platform and allow small and medium-sized cannabis companies to access products and supplies at prices typically not available to them.

The Company may also engage in partnerships. joint ventures, acquisitions, mergers, and takeovers (“Strategic Relationships”). Certain Strategic Relationship may result in significant changes in the corporate structure of the Company or the issuance of potentially dilutive warrants, options or convertible notes. In addition, these Strategic Relationships may result in the Company acquiring royalties, leases, revenue sharing agreements, licenses, or minority shareholdings. Strategic Relationships may result in revenue that is taxable to the Company as income and could result in increased reserves for taxes.

The Company’s independent auditor has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact to date, we have had no revenues. The Company has not generated any revenues since inception and sustained an accumulated net loss of ($150,644.75) for the period from inception to July 31, 2020. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

Our Target Market

As of November 2020, cannabis is legal in 35 states and in D.C. for medical and/or recreational purposes—or both. The legal cannabis industry is now growing at an increasingly rapid pace. Industry studies indicate the market is likely to exceed an annual volume in excess of $30 Billion in the next 4 years and upwards of $75 Billion by 2030. (Sources: Marijuana Business Daily 7th Annual Marijuana Factbook, Bank of America analyst Christopher Carey, Cowen analyst Vivien Azur). Other forecasters project the North American legal cannabis market size should reach $104.9 Billion by 2027. (Source: North America Legal Marijuana Market Size, Share & Trends Analysis Report By Product Type, By Marijuana Type, By Medical Use, By Region And Segment Forecasts, 2020 - 2027 by Grand View Research)

In early-adopter states like Colorado, Oregon, Washington, and California the industry is still dominated by small operators. These companies face almost no competition yet from dominant national brands because of the strict regulatory environment and the complexity of legally recruiting large capital investments. Companies with a scalable business model that access funding early have an opportunity to become dominant market leaders in an expanding and maturing industry.

Our company will recruit and target only scalable cannabis companies looking to become sector leaders in the legal cannabis market. We’ll provide access to new investment capital and expert professional oversight in exchange for stock in their company.

Employees

We currently have one two full-time employees and 1 part-time employee. We do not currently have health, dental & vision insurance plans in place. We do not currently have any pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

We currently engage contractors and plan to engage contractors from time to time on an as-needed basis to consult with us on specific corporate affairs, or to perform specific tasks in connection with our business development activities.

Competition

At this time, we have not completed a thorough competitive analysis. We intend to use part of the proceeds to conduct such analysis and structure our strategy accordingly. Increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the Company. Because of the early stage of the industry in which the Company operates, the Company expects to face additional competition from new entrants. To become and remain competitive, the Company will require capital for research and development, regulatory compliance advice and expertise, marketing, sales and support. The Company may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis, which could materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

Regulatory Environment

In the U.S., the cannabis and hemp industries are highly regulated and subject to significant government oversight. As of the time of this filing, thirty-five (35) states and Washington D.C., Guam, Puerto Rico and the U.S. Virgin Islands have legalized medical cannabis, and fifteen (15) states, and three territories have legalized cannabis for recreational purposes or "adult-use." However, at the federal level, cannabis remains a Schedule I drug under the Controlled Substances Act of 1970 (the "CSA"). As a result, medical and adult use cannabis-related practices or activities, including without limitation, the importation, possession, use, cultivation, manufacture, sale, or distribution of cannabis, remain illegal under U.S. federal law.

Notably, cannabidiol ("CBD"), can be extracted and isolated from both hemp plants and cannabis plants. Hemp, like cannabis, is a varietal of the plant Cannabis sativa L., however, it contains only trace amounts of tetrahydrocannabinol ("THC"), the cannabinoid responsible for the cannabis plant's intoxicating effects, and does not share the same federally illegal status in the U.S. as cannabis. Through a combination of state legislation, Section 7606 of the Agricultural Act of 2014 (the "2014 Farm Bill"), and the Agriculture Improvement Act of 2018 (the "2018 Farm Bill"), the vast majority of U.S. states have either developed or are in the process of developing regulated hemp programs governing a variety of hemp-related activities. The 2014 Farm Bill was limited in scope as it gave authority only for state research pilot programs that met certain conditions, while the passage of the 2018 Farm Bill established a robust framework for commercial hemp production in the US and removed hemp from the CSA. Most significantly, the 2018 Farm Bill amended the CSA to exclude hemp - inclusive of all derivatives, extracts, and cannabinoids containing not more than 0.3% THC - from the federal definition of "marihuana," and also explicitly created an exemption from the CSA for THC found in hemp.

In addition, the 2018 Farm Bill amended the Agricultural Marketing Act of 1946 to categorize hemp as an agricultural commodity under the regulatory purview of the United States Department of Agriculture ("USDA") in coordination with state departments of agriculture or tribal governments that elect to have primary regulatory authority over the production of hemp in their borders. The 2018 Farm Bill permits U.S. states and Indian Tribes to adopt their own regulatory plans governing hemp production, even if more restrictive than federal regulations, so long as the plans meet minimum federal standards and are approved by the USDA. On October 31, 2019, the USDA issued an interim final rule ("IFR") to implement the 2018 Farm Bill. The IFR governs the commercial production of hemp and provides the framework for U.S. states and Indian Tribes to begin implementation of commercial hemp production programs. The IFR is effective through November 1, 2021, after which it will be replaced by the USDA's final rule governing commercial production of hemp in the U.S.

The U.S. Food and Drug Administration (FDA) has, to date, not approved any marketing application for cannabis for the treatment of any disease or condition and has approved one cannabis-derived drug product "Epidiolex" (cannabidiol) and three cannabis-related drug products, Marinol (THC), Syndros (THC) and Cesamet (nabilone).

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report.

Results of Operations for the Years Ended July 31, 2020 and 2019.

Company Overview

The Company originally incorporated in the State of Colorado on July 11, 2019. Our corporate business address is: 1817 Maryal Drive, Suite 100, Sacramento, CA 95864. Our phone number is (916) 905-1488. Our E-Mail address is info@cocannco.com.

The address of our web site is www.cocannco.com. The information at our web site is for general information and marketing purposes and is not part of this report for purposes of liability for disclosures under the federal securities laws.

Cocannco Inc. is a business accelerator focused exclusively on the cannabis space. Our mission is to invest in innovators by providing funding and development to companies that we believe to be the future faces of legal cannabis. We exist to solve the biggest problem we see within the market: cannabis companies’ lack of access to capital.

We actively seek out relationships with proven cannabis companies ready to scale and then help them achieve their ambitions. Our portfolio will be made up of companies that already have proven profit models and potential for scalability. We are committed to accelerating the success of the companies we invest in, and in turn, increasing our shareholder value.

Financial Conditions and Results from Operations

Results of Operations

There is limited historical financial information about us upon which to base an evaluation of our performance. We have not generated revenues from our operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. (See “Risk Factors”). To become profitable and competitive, we must develop the business plan and execute the plan. Our management will attempt to secure financing through various means including borrowing and investment from institutions and private individuals.

Since inception, most of our time has been spent refining and implementing our business plan.

During the period from inception July 1, 2018 through July 31, 2020 we did not generate any income. We incurred total operating expenses of $ $148,516.75 consisting of Consulting Fees of $59,481.49, Insurance of $35,846.45, Professional Fees of $32,453.33, Advertising & Promotion of $8,420.76, Travel Expense of $7,497.94, Dues & Subscriptions of $2,733.51, Miscellaneous Expense of $1,540.42, Bank Service Charges of $444.00, Office Supplies of $51.38 and Meals and Entertainment of $ 47.47 Our net loss for the period was $148,516.75.

Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception and sustained an accumulated net loss of $150,644.75 for the period from inception to July 31, 2020. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period. The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties. No assurance can be given that the Company will be successful in these efforts. The Company currently has no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

Our director and officers have made no commitments, written or oral, with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If the Company is unable to raise the funds partially through this offering, the Company will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that the Company will be able to keep costs from being more than these estimated amounts or that the Company will be able to raise such funds. Even if we sell all shares offered through this Offering Circular, we expect that the Company will seek additional financing in the future. However, the Company may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, the Company may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we expect that the Company will be required to seek protection from creditors under applicable bankruptcy laws.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Going Concern

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. The Company expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that may cast significant doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate expenditures and discharge its liabilities in the normal course of business. Although the Company has been successful in obtaining financing during the year ended September 30, 2020, there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name (1)	Position	Age	Term of Office	Hours/Week
Richard Thomas	CEO, Director		12-1-2020 to Present	Full-time
Donald Clark	COO, Director		12-1-2020 to Present	Full-time
Evan Clark	Treasurer, Secretary,		12-1-2020 to Present	As required

Business Experience

Richard “Rich” Thomas, Chief Executive Officer, Director

Rich Thomas is an accomplished facilitator, investor, and executive with over 20 years of corporate management experience. Since 2015 Thomas has served as the CEO at Green Cures & Botanical Distribution, Inc. Previously, from 2010-2015, President of Opulent Imports, from 2007-2009 Thomas served as Product Area Manager for Monster Cable Products Inc. and from 2003-2006 Thomas lead a team in the development and launch of the Beat By Dre. product line. He also has served from 1997-2004 as a Trainer, Trader, Compliance Specialist, and Escalation Liason at Charles Schwab.

Donald Clark – Chief Operating Officer, Director

Donald Clark is a mortgage banking and finance expert with over 45 years of experience in commercial and residential mortgages, lending compliance and private lender licensing. Since 2020 Clark has served as the President and CEO of Clearly California Products. From 2008 – 2020, Director of New Business for LYC Financial Group, and from 1994 – 2008, the Sales Manager of Amcap Mortgage.

Evan Clark, Treasurer, Secretary, Director

Evan Clark, Donald’s son, is a social entrepreneur and humanist public speaker. Since 2013, Clark has served as the Founder & Creative Director of Spectrum Experience LLC, he has also served as the Executive Director of Atheists United since 2019, since 2011 Clark has served as Chair of the Secular Student Alliance Board of Directors, and Co-host of the Humanist Experience podcast. Previously, in 2014 Clark served as Outreach Director for the James Woods for Congress campaign and from 2010-2011 he served as Student Body President at California Lutheran University.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

•been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth above and in our discussion below in "Security Ownership of Management and Principal Shareholders - Transactions with Related Persons," none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Compensation of Executive Officers

During the Company's fiscal year ended September 30, 2020, the Company paid the following cumulative consulting fees and salaries to their executive officers (reported in Canadian dollars unless otherwise noted):

Name (1)	Received (2)	Cash Compensation 2019	Cash Compensation 2020	Other Compensation	Total Compensation
Richard Thomas	CEO/Director	-	-	-	-
Donald Clark	COO/Director	-	-	-	-
Evan Clark	Secretary/Treasurer, Director	-	-	-	-
Donald Bosch	President, Director	[1]	-	-	-

The Company has in its budget: 1. A salary of $120,000 for the CEO, CFO and COO and $42,000 for the Secretary/Treasurer.

[1] Doanld Bosch departed the Company on November 2, 2020.

Director Compensation

We currently do not pay our directors any compensation for their services as board members. Upon completion of this Offering, the Company may decide to pay non-employee directors a nominal fee for the attendance of board meetings and their work on certain board committees. Board members may also receive compensation in the form of stock options issued by the Company. To date, Directors have only been paid in their capacity as executive officers of the Company and have received no compensation for their role as a Director.

Employment Agreements

We have not entered into employment and consulting agreements with the executive officers and employees. We may enter into employment agreements with key executives and employees in the future. A stock incentive program for our directors, executive officers, employees and key consultants may also be established.

Certain Relationships

Donald and Evan Clark are related family members.

Item 4. Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Shares, as of July 31, 2020, held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers and management as a group. As of July 31, 2020, there were 11,000,000 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person's spouse. Percentage of beneficial ownership before the offering is based on 11,000,000 shares of common stock outstanding as of July 31, 2020. Unless otherwise noted below, the address of each person listed on the table is c/o COCANNCO, INC.

Common Shares Beneficially Owned Prior to Offering

Name and Position of Beneficial Owner	Number	Percent
Richard Thomas	3,300,000	30%
Opulent International LLC	3,600,000	32.7273%
Evan Clark	300,000	2.727%
Wyndgate Holdings LLC	3,300,000	30%
Total	11,000,000	100%

Item 5. Interest of Management and Others in Certain Transactions

Transactions with Related Persons

The Company’s officers and directors own the majority of the issued and outstanding controlling shares of the Company. Consequently, they control the operations of the Company and will have the ability to control all matters submitted to stockholders for approval, including, but not limited to:

•Election of the Board of Directors

•Removal of any Directors

•Amendments to the Company’s Articles of Incorporation or bylaws;

•Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Thus, our officers and directors will have control over the Company’s management and affairs. Accordingly, this ownership may have the effect of impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer for the Common Stock.

Review, Approval and Ratification of Related Party Transactions

To date we have not adopted formal policies and procedures for the review, approval or ratification of related party transactions with our executive officers, directors and significant shareholders. Subsequent to the year ended September July 31, 2020, we have begun to establish formal policies and procedures so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. Until such a time where the policies are formally adopted, our directors will continue to approve any related party transactions.

Item 6. Other Information

Regulation A+ Tier 2

The Company is currently engaged in a Regulation A+ offering of up to 50,000,000 Common Shares of stock which was Qualified on December 24, 2019. The Company intends to file an amended Offering on or before March 1, 2021. Additional information can be found at https://sec.report/CIK/0001791146.

Change of Control and Address

A new ownership group bought the company which became official on the 2nd of November 2020 and appointed their directors as follow:

Rich Thomas – President, CEO, Director

Donald Clark - Chief Operating Officer (COO), Director

Evan Clark – Secretary, Treasurer, Director

The former Officers and Directors that resigned on the 2nd of November 2020 are namely:

Donald Bosch – CEO, Director.

Richard Pfeffer – COO, Director.

Subsequent to the acquisition of the company by new ownership, the outstanding shares were increased to 11,000,000 shares. Advances from shareholders for the period was agreed to be exchanged for common shares, on the official date of acquisition. This settles the Current Liabilities amount shown in the balance sheet.

Appointment of Dalmore Group, LLC, member FINRA/SIPC

The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this offering, but not for underwriting or placement agent services. As part of its relationship with Dalmore, the Company has agreed to pay to Dalmore a fee of $25,000 and a 1% commission on all sales. The $25,000 fee includes a one-time set up fee in the amount of $5,000 for out-of-pocket expenses and a $20,000 consulting fee upon the Company receiving the FINRA No Objection Letter.

Item 7. Financial Statements

INDEPENDENT AUDITORS’ REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Cocannco, Inc. which comprise the Balance Sheets as of July 31, 2020 and for the period from inception (July 11, 2019) through July 31, 2019, and the related statements of Operations, Changes in Stockholder’s Equity, and Cash Flows for the periods then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has not generated any revenues since inception and sustained an accumulated net loss of $150,645 for the period from inception to July 31, 2020. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. My opinion is not modified with respect to this matter.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cocannco, Inc. as of July 31, 2020 and the period from inception (July 11, 2019) through July 31, 2019, and the results of its operations and its cash flows for the periods then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ AJ Robbins

AJ Robbins, CPA, LLC

Denver, Colorado

Balance Sheet

Cocannco, Inc

July 31, 2020 and 2019

	7/31/2020	7/31/2019
Assets
Total Cash and Bank	$781	$72,872
Total Other Current Assets	140	-
Total Assets	921	72,872

Commitment and Contingencies

Equity
Common Stock	1,000	1,000
Additional paid in capital	150,566	74,000
Total Retained Earnings (Deficit)	(150,645)	(2,128)
Total Equity	$921	$72,872

(See accompanying notes to these financial statements)

Statements of Operations

Cocannco, Inc

For the year ended July 31, 2020 the period from inception (July 11, 2019) through July 31, 2019

	For the year ended	For the period from inception to
	7/31/2020	7/31/2019
Total Income	$-	$-

Total Cost of Goods Sold	-	-

Gross Profit	-	-

Operating Expenses
Advertising & Promotion	8,421	-
Bank Service Charges	444	15
Consulting Fee	59,481	-
Dues & Subscriptions	2,734	-
Insurance - Other	35,846	-
Meals and Entertainment	47	-
Office Supplies	51	113
Professional Fees	32,453	-
Travel Expense	7,498	-
Miscellaneous Expense	1,540	-
Repairs & Maintenance	-	2,000
Total Operating Expenses	148,517	2,128

Net Income (Loss)	$(148,517)	$(2,128)

Average Shares Outstanding	10,000,000	10,000,000

Net Loss Per Common Share	$(0.01)	$(0.00)

(See accompanying notes to these financial statements)

Statements of Stockholders' Equity

Cocannco, Inc

July 31, 2020 and 2019

	Common Stock
	Shares	Amount	Additional Paid-in-capital	Retained Earnings	Total Stockholders' Equity
Inception 7/11/2019	-	-	-	-	-
Issuance of shares	10,000,000	$1,000	$74,000	-	$75,000
Net Income	-	-	-	(2,128)	(2,128)

Stockholders' Equity July 31, 2019	10,000,000	$1,000	$74,000	$(2,128)	$72,872

Owner's Contributions	-	-	76,566	-	76,566
Net Income	-	-	-	(148,517)	(148,517)

Stockholders' Equity July 31, 2020	10,000,000	$1,000	$150,566	$(150,645)	$921

Statements of Cash flows

Cocannco, Inc

For the year ended July 31, 2020 and the period from inception (July 11, 2019) through July 31, 2019

	For the year ended	For the period from inception through
	7/31/2020	7/31/2019
Operating Activities
Net Loss for the period	$(148,657)	$(2,128)
Prepaid Expense	140	-
Net cash from financing activities	(148,517)	(2,128)

Financing Activities
Owner Contribution	76,566	74,000
Issuance of common stock	-	1,000
Net Cash from Financing Activities	76,566	75,000

OVERVIEW
Starting Balance	72,872	0
Gross Cash Inflow	76,566	75,000
Gross Cash Outflow	(148,657)	(2,128)
Net Cash Change	(72,091)	72,872
Ending Balance	$781	$72,872

(See accompanying notes to these financial statements)

Cocannco, Inc.

NOTES TO FINANCIAL STATEMENTS

For year ended July 31st, 2020 and the period from inception (July 11, 2019) through July 31, 2019

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Cocannco Inc. (the “Company”) was incorporated in the State of Colorado on July 11, 2019. The Company is a startup company in the process of building an e-commerce platform for buyers and sellers, as well as other business projects, relating to the legal cannabis industry in the US.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined in ASC 915 “Development Stage Entities.” The Company is devoting substantially all of its efforts to the development of its business plans. The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; and does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Start-Up Costs

In accordance with ASC 720, “Start-up Costs”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Cash

Cash includes cash in bank only.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) and Accounting Standards Codification (“ASC”) Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers (“ASC 340-40”), (collectively, “Topic 606”). As at the year-end July 31, 2020, the company remains in accordance with Topic 606. ASU 2014-09 requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligations and recognition of revenue as the entity satisfies the performance obligations. The Company implemented ASU 2014-09 for the annual reporting period as of July 31, 2020, which resulted in no changes to our financial statements as there is no revenue reported in the year presented.

Earnings Per Share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,” Basic earnings (loss) per share (“EPS”) is computed by dividing net profit/loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. The number of common shares that are exercisable or converted into common stock is not material to effect diluted EPS results.

Further, since the Company showed a loss for the period presented, basic and diluted loss per share are the same for the period.

Cocannco, Inc.

NOTES TO FINANCIAL STATEMENTS

For year ended July 31st, 2020 and the period from inception (July 11, 2019) through July 31, 2019

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provide that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. As of July 31, 2020 and 2019, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company has no assets or liabilities valued at fair value on a recurring basis.

Year End

The company’s year-end remains July 31st for accounting purposes.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception and sustained an accumulated net loss of $(150,645) for the period from inception to July 31, 2020. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period. The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties. No assurance can be given that the Company will be successful in these efforts.

Management plans to raise significant capital through investors to capitalize its business plan.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Cocannco, Inc.

NOTES TO FINANCIAL STATEMENTS

For year ended July 31st, 2020 and the period from inception (July 11, 2019) through July 31, 2019

NOTE 4 - INCOME TAXES

The reconciliation of income tax benefit at the U.S. statutory rate of 21% for the period ended July 31, 2020 to the Company’s effective tax rate is as follows:

Income tax benefit at statutory rate	$31,189
Change in valuation allowance	0.00
Income tax benefit per books	$31,189

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets for the period ended July 31, 2020 are as follows:

Net Operating Loss	$31,635
Valuation Allowance	(31,635)
Net deferred tax asset	$0

The Company has approximately $(150,645) of net operating losses (“NOL”) carried forward to offset taxable income, if any, in future years which expire commencing in fiscal 2037. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

NOTE 5 – COMMITMENT AND CONTINGENCIES

On January 6th 2020, the company entered into an undocumented arrangement with Ms. Genifer Murray to serve as President, which was then approved by the board. Ms. Genifer Murray parted ways with the company three months after the said agreement. Also, the Company ended its month-to-month lease agreement in Englewood, CO and is seeking new office space.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has an active consulting agreement with a minority shareholder, which paid out $40,000 for the year ended July 31, 2020.

NOTE 7 – STOCKHOLDERS’ EQUITY

Authorized Stock

The Company has authorized 475,000,000 common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

The Company has authorized 25M (25,000,000) shares of Preferred Stock with 15M (15,000,000) in a Series A with each share carrying 5 voting rights and convertible into 5 shares of Common Stock. There are no Preferred Shares issued and outstanding at this time.

During the accounting period, the company ownership contributed $76,566 for business expense purposes not capitalized in exchange for common shares. There are currently 10,000,000 shares issued and outstanding.

Cocannco, Inc.

NOTES TO FINANCIAL STATEMENTS

For year ended July 31st, 2020 and the period from inception (July 11, 2019) through July 31, 2019

NOTE 8 – SUBSEQUENT EVENTS

A new ownership group bought the company which became official on the 2nd of November 2020 and appointed their directors as follow:

Rich Thomas – President, CEO, Director

Donald Clark - Chief Operating Officer (COO), Director

Evan Clark – Secretary, Treasurer, Director

The former Officers and Directors that resigned on the 2nd of November 2020 are namely:

Donald Bosch – CEO, Director.

Richard Pfeffer – COO, Director.

Subsequent to the acquisition of the company by new ownership, the outstanding shares were increased to 11,000,000 shares. Advances from shareholders for the period was agreed to be exchanged for common shares, on the official date of acquisition. This settles the Current Liabilities amount shown in the balance sheet.

SIGNATURES

Pursuant to the requirements of Regulation A+, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Sacramento, California, Canada on February 8, 2021.

Cocannco, Inc.

By:	/s/ Rich Thomas
Name:	Rich Thomas
Title:	President, CEO, Director